                                                                    EXHIBIT 4.1

THE SECURITY EVIDENCED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE, TRANSFER OR ASSIGNMENT IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE BORROWER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE BORROWER, STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

                             SECURED PROMISSORY NOTE

Up to Six Million Dollars

($6,000,000)                                                   November 29, 2001


        FOR VALUE RECEIVED, the undersigned, Euphonix, Inc., a California corporation ("Borrower"), hereby promises to pay to Dieter Meier ("Meier"), Walter Bosch ("Bosch") and to any other persons or entities listed on Exhibit A hereto from time to time (individually, an "Investor" and, collectively, the "Investors"), or registered assigns, their pro rata portion (the "Pro Rata Share") of the aggregate amount of all Advances (as defined in Section A.2 hereof) made by the Investors set forth on Exhibit A, up to the principal amount of Six Million Dollars ($6,000,000) (the "Maximum Principal Amount"), together with the accrued interest thereon as provided herein.

A.      Principal.

        1. Commitments. Subject to the terms and conditions of this Secured Promissory Note (this "Note"), Meier and Bosch agree to loan the Maximum Principal Amount to Borrower and are jointly and severally liable for the Maximum Principal Amount. In the event that any persons or entities (other than Meier and Bosch) within 14 calendar days of the date of this Note, signs a counterpart signature page, substantially in the form of Schedule 1 hereto, to make Advances (as defined in Section A.2 hereof) to Borrower in an aggregate amount of not less than $250,000, such persons or entities shall be added as Investors hereunder, and the commitment by Meier and Bosch shall be reduced pro rata by the amount of the Advances the new Investors have agreed to make. Such new Investors may elect to make Advances under this Note in an amount up to their pro rata share of the principal outstanding on all of Borrower's outstanding secured promissory notes, or in excess of such amount upon the written approval of Meier, Bosch and Borrower. In the event that the Investors wish to make Advances that, in the aggregate and including the initial Advances described in Section A.3 hereof, would be greater than the Maximum Principal Amount, then the dollar amount of the Advances by each Investor shall be reduced on a pro rata basis. Each Investor's pro rata share is equal to a fraction, (a) the numerator of which is the dollar amount of all of such

Investor's investments in Borrower, and (b) the denominator of which is the dollar amount of the investments by all Investors who wish to make Advances under this Note.

        2. Advances. From the date hereof until 5:00 p.m. Pacific time on June 30, 2003, Borrower may from time to time request advances from the Investors (individually an "Advance" and collectively, the "Advances") by giving written notice to the Investors in accordance with the terms hereof, which notice shall indicate the amount of the Advance requested; provided, however, that the Advance requested shall be in increments of at least $100,000, shall not exceed $500,000 per month and shall be limited to three (3) requests per month. Borrower is not obligated to request an Advance in any calendar month. Subject to the satisfaction or waiver of the conditions set forth in Section A.4 below, and provided that the requested Advance would not cause an Event of Default (as defined in Section E below) to occur and otherwise complies with the terms hereof, the Investors shall make their pro rata share of the Advance to Borrower within three (3) business days of receipt of Borrower's notice of request. The Investors shall not be obligated to make any Advance to the extent that such Advance, when aggregated with all prior Advances, would exceed the Maximum Principal Amount. As soon as practicable after receipt of an Advance, Borrower shall set forth on Exhibit A opposite the name of the Investor the amount of the Advance and the date received.

        3. Initial Advances. Borrower acknowledges that Messrs. Meier and Bosch have previously advanced a total of $1,000,000 to Borrower, $850,000 by Meier and $150,000 by Bosch, in reliance upon the finalization of the terms of this Note, which advances shall constitute the initial Advances under this Note, deemed received as of the date hereof, and shall be so reflected by Borrower on Exhibit A.

        4. Conditions to Advances. Borrower's right to request, and the Investors' obligation to make, each Advance shall be subject, in each case, to the satisfaction of the following conditions, any or all of which may be waived by the Investor(s) making such Advance or by the holders of a majority of the outstanding principal amount of this Note, in their sole and exclusive discretion, to the extent permitted by law and subject to Section H.6:

            (a) The representations and warranties contained in Section D.2 and Section D.3 shall be true and correct in all material respects on and as of the date of the request for an Advance and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Advance.

            (b) There shall be no law, order, rule or regulation of any governmental authority in effect which has the effect of prohibiting, making unlawful or hindering any of the transactions contemplated by this Note.

            (c) There shall be no outstanding Event of Default and the Chief Executive Officer and another executive officer shall certify that no condition exists that, with notice or passage of time or both, would reasonably be expected to constitute an Event of Default.

            (d) The Board of Directors of Borrower shall have approved this Note and all transactions evidence by this Note, including without limitation the conversion feature of this Note.

            (e) There shall be no Liens (as defined herein) on the Collateral (as defined herein) that are senior to the Lien held by the Investors, except Permitted Liens.

            (f) Borrower shall deliver a certificate signed on behalf of Borrower by the Chief Executive Officer and another executive officer certifying as to Borrower's compliance with all of the above conditions (unless any of such conditions is waived in writing by the Investors).

        5. Use of Proceeds. The proceeds of the Advances shall be used for general corporate purposes, including working capital and expenses incurred in the ordinary course of Borrower's business, and shall not be used for payments or distributions to shareholders, directors, officers, employees, consultants or affiliates of Borrower; provided, however, such proceeds may be used for the payment of compensation to any director, officer, employee and consultant of Borrower if such compensation is (a) per an agreement with the Borrower in existence prior to September 1, 2001, (b) approved by the Borrower's Board of Directors, or (c) not in excess of $75,000 per year.

B. Interest. Interest shall accrue with respect to Advances on the principal sum hereunder at the per annum rate of ten percent (10.00%), net of any applicable deductions or withholding taxes. Interest payable hereunder shall be calculated on the basis of a three hundred sixty five (365) day year for actual days elapsed. Interest shall be due and payable (unless converted as set forth in Section C below) upon payment or conversion of the principal sum of this Note pursuant to Section C below. Notwithstanding anything herein to the contrary, interest shall accrue with respect to Advances on the principal sum hereunder at the per annum rate of eighteen percent (18.00%), net of any applicable deductions or withholding taxes, (i) during any period for which an Event of Default shall have occurred and be continuing or (ii) any time after the Maturity Date if and only if all Advances and the interest thereon have neither been paid in full nor converted in full into Common Stock (as defined herein) pursuant to Section C herein.

C. Payment or Conversion.

        1. Scheduled Payment. Subject to other provisions of this Note, the then outstanding principal sum of this Note, together with the accrued interest thereon, shall be due and payable to the Investors on June 30, 2003 (the "Maturity Date"), each Investor to receive his, her or its Pro Rata Share.

        2. Prepayment. Borrower shall not have the right to prepay, in whole or in part, the outstanding principal sum of this Note without the written consent of the holders of a majority of the outstanding principal amount of this Note.

        3. Form of Payment. Unless converted pursuant to the terms set forth below, the outstanding principal sum and accrued interest thereon are to be paid in lawful money of the United States of America in federal or other immediately available funds.

        4. Acceleration of Maturity Date.

            (a) Unless waived by the holders of a majority of the outstanding principal amount of this Note, the outstanding principal sum from all Advances as of the date thereof and accrued interest thereon, shall accelerate and become due and payable in full, according to the

Investor's Pro Rata Share, upon (i) a Change in Control (as defined below), or
(ii) January 31, 2002, in the event that all necessary regulatory approvals and consents and the approval by the holders of a majority of the Common Stock (defined in Section C.5(a) below) are not obtained by that date, provided, however, that this clause (ii) shall not apply and the outstanding principal and interest shall not become due or payable if (x) shareholder approval is not obtained as a result of the Investors failing to so vote or consent or (y) the Articles of Incorporation are amended to authorize at least 150 million shares of Common Stock.

            (b) "Change of Control" means the occurrence (any such occurrence, a "Change of Control Event") of: (i) the sale, transfer or other disposition of any of Borrower's material assets (not including product inventory for sale to customers in the ordinary course of business); (ii) the acquisition of voting control in excess of 50% of Borrower by persons (other than the Investors); or
(iii) the merger or consolidation of Borrower with or into another entity whereby the holders of Borrower's voting securities prior to such merger or consolidation hold less than 50% of the voting securities of the surviving entity. Notice of any such Change of Control Event shall be provided to the Investors fourteen (14) calendar days prior to the consummation of any such Change of Control Event (the date of such consummation, the "Consummation Date").

            (c) Notwithstanding Section C.4(a) above, upon a Change of Control Event, each Investor shall have the election (the "Liquidation Election"), in lieu of the acceleration of payment of his Advances and accrued interest thereon as described in Section C.4(a) above, to receive upon the Consummation Date the same consideration to be received by any holder of an issued and outstanding share of Common Stock, as if such Investor had converted at the Conversion Price the principal amount of all of his Advances, together with accrued interest thereon, into shares of Common Stock immediately prior to the Consummation Date. An Investor must provide notice to Borrower of his Liquidation Election at least five (5) calendar days prior to the Consummation Date.

        5. Conversion.

            (a) Upon obtaining all necessary regulatory approvals and the approval by holders of a majority of the shares of common stock of Borrower (the "Common Stock") of an amendment to the Company's Articles of Incorporation to authorize a sufficient number of additional shares of Common Stock for potential issuance upon conversion of the Warrant Shares (as defined below) and this Note ("Shareholder Approval"), the outstanding principal from all of the Advances, together with accrued interest thereon, shall be convertible at the option of each of the Investors into shares of Common Stock; provided, however, that the Investors must provide at least ten (10) days prior written notice to Borrower prior to such conversion. The number of shares of Common Stock to be issued upon such conversion to each Investor shall be equal to the quotient obtained by dividing the amount of each Advance made by such Investor plus accrued interest thereon by the Conversion Price, rounded up to the nearest whole share. The "Conversion Price" shall equal the lower of: (i) $0.35 per share or (ii) the average of the closing price per share of the Common Stock during the five trading days immediately preceding the date that such Advance is received by the Borrower; provided, however, that the Conversion Price cannot be less than $0.02 per share. The Conversion Price relating to each Advance shall be set forth on Exhibit A.

            (b) At its expense, Borrower will, as soon as practicable thereafter, issue and deliver to each Investor, at its principal office, or other address notified by each Investor to Borrower from time to time, a certificate or certificates for the number of shares to which the Investor is entitled upon such conversion. Upon such conversion of this Note, Borrower will be forever released from all of its obligations and liabilities under this Note, to the extent of the conversion. Such conversion may be exercised individually by each Investor but notwithstanding anything herein to the contrary, each such conversion must be for the full amount of the outstanding principal and accrued interest thereon payable to the Investor exercising its rights under Section C.5 hereunder at the time of such exercise.

            (c) Notwithstanding anything to the contrary herein, the Investors acknowledge that: (i) Borrower will authorize, in its Articles of Incorporation, a total of 150 million shares of Common Stock, of which 125 million will be reserved for issuance upon: (x) conversion of this Note, (y) conversion of the convertible promissory notes dated February 22, 2000, April 14, 2000, September 7, 2000, December 29, 2000 and March 15, 2001, and (z) exercise of warrants issued pursuant to Section G.1 of this Note; and that (ii) the Investors cannot effect any such conversion or exercise as described in clause (i) that exceeds 125 million shares unless and until the shareholders approve an amendment to the Articles of Incorporation increasing the number of authorized shares to an amount that permits such exercise or conversion.

            (d) Borrower hereby covenants that it will hold a meeting of its shareholders, or otherwise seek written consents of its shareholders, as soon as practicable after the date hereof in order to seek all necessary shareholder approvals for the transactions contemplated by this Note.

D.      Security Interest.

        1. Grant of Security Interest. Effective as of the date hereof, Borrower grants to the Investors a security interest in Borrower's right, title and interest in and to the Collateral (as defined herein) to secure the payment of all of the outstanding indebtedness hereunder (the "Secured Obligations") including, without limitation, principal, accrued interest, other advances made under this Note and any attorneys' fees to which the Investors are entitled under this Note.

        2. Representations and Warranties Regarding Collateral. Except as set forth in the schedule of exceptions delivered in connection herewith (the "Schedule of Exceptions"), on the date of this Note and as of the date of each Advance under this Note, Borrower does and shall represent and warrant to the Investors, that as of each such date:

            (a) Borrower is the true and lawful owner of the Collateral, having good and marketable title thereto, free and clear of any and all Liens (as defined in Section H.1) other than the Lien and security interest granted to the Investors hereunder and Permitted Liens (as defined in Section H.1).

            (b) The lien against the Collateral granted hereunder is and shall be a first-priority lien against the Collateral and each portion thereof, subject to Permitted Liens.

            (c) Borrower shall not create or assume or permit to exist any such Lien on or against any of the Collateral except as created or permitted by this Note and Permitted Liens, and Borrower shall promptly notify the Investors of any such other Lien against the Collateral and shall defend the Collateral against, and take all such action as may be reasonably necessary to remove or discharge, any such Lien.

            (d) Borrower shall take all commercially reasonable actions necessary to protect and preserve the Collateral which is used in its business in good condition and repair, subject to ordinary wear and tear, and to preserve its value and usefulness.

            (e) No part of the Intellectual Property Collateral (as defined in Section H.1) has been judged invalid or unenforceable, in whole or in part.

            (f) No claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party.

            (g) The Collateral consists of all assets which are required for the conduct and operation of the business of Borrower as of the date of this Note.

            (h) The Intellectual Property Collateral includes all of the technology, know-how and proprietary information which are required for the conduct and operation of the business of Borrower as of the date of this Note.

        3. General Representations and Warranties. Except as set forth in the Schedule of Exceptions, on the date of this Note and as of the date of each Advance under this Note, Borrower does and shall represent and warrant to the Investors, that as of each such date:

            (a) Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Borrower has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect. The term "Material Adverse Effect," as used in this Note, means any change in or effect (or any development that is reasonably likely to result in any change or effect) on the business or financial condition of Borrower that is materially adverse to Borrower taken as a whole.

            (b) Authority Relative to this Note. This Note has been duly and validly authorized, executed and delivered by Borrower and constitutes a valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally, (ii) is subject to general principles of equity, and (iii) is subject to Shareholder Approval.

            (c) No Conflict. Except for Shareholder Approval, and execution of amendments to the Company's existing secured promissory notes by all parties to such agreements, none of the execution and delivery of this Note by Borrower, the consummation by Borrower of the transactions contemplated hereby or compliance by Borrower with any of the provisions hereof will (i) conflict with or violate the articles of incorporation or by-laws of Borrower, (ii) conflict with or violate any material statute, ordinance, rule, regulation, order, judgment or decree applicable to Borrower, or by which Borrower or its properties or assets may be bound, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any lien on any of the property or assets of Borrower pursuant to any material agreement, a copy of which would be required to be filed as an exhibit to the Borrower's Form 10-K or Form 10-Q filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            (d) Consents. None of the execution and delivery of this Note by Borrower, the consummation by Borrower of the transactions contemplated hereby or compliance by Borrower with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for Consents the failure of which to obtain or make would not have a Material Adverse Effect or adversely affect the ability of Borrower to consummate the transactions contemplated hereby, except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of this Note (and the equity securities issuable upon conversion of the Advances) under applicable federal and state securities laws.

            (e) Material Adverse Change. Since the date of the latest financial statements filed by Borrower with the Commission prior to the date of this Note, there has not been any event, occurrence or development that has resulted or, to the Borrower's knowledge, is reasonably likely to result, in a Material Adverse Effect.

            (f) Legal Proceedings. There are no legal proceedings (including, without limitation, any proceedings by or before any governmental or regulatory authority or agency, or any arbitration proceedings) now pending or, to the best knowledge of Borrower, threatened, against Borrower, which, if adversely determined, could have a Material Adverse Effect.

            (g) Skywalker Agreement. The Company is not in breach of the Purchase Agreement, dated as of April 26, 2000, by and between the Company and Skywalker Sound, a division of Lucas Digital Ltd. LLC ("Skywalker"), as modified by the Agreement and Release of Claims, dated as of November 15, 2001, by and between the Company and Skywalker.

        4. Perfection of Security Interest. Borrower agrees to take all actions required or requested by the Investors and reasonably necessary to perfect, to continue the perfection of, and to otherwise give notice of, the Lien granted hereunder, including, but not limited to, execution and filing of financing statements and the filing of notices of security interests with the United States Patent and Trademark Office.

E.      Events of Default.

        1. Definition of Event of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

            (a) Borrower's material breach of any obligation under this Note or any of the covenants contained in this Note which material breach is not cured within 30 days from the notice of the occurrence thereof delivered by the Investors to Borrower.

            (b) The lapse of 60 days following the institution of proceedings against Borrower, or Borrower's filing of a petition or answer or consent seeking reorganization or release, under the federal Bankruptcy Code, or any other applicable federal or state law relating to creditor rights and remedies, or Borrower's consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Borrower or of any substantial part of its property, or Borrower's making of an assignment for the benefit of creditors, or the taking of corporate action in furtherance of such action.

            (c) Borrower's adoption of any plan of liquidation, dissolution or winding up.

            (d) Borrower's material breach of any representation or warranty of the Borrower made in this Note which material breach is not cured within 30 days from the notice of the occurrence thereof delivered by the Investors to Borrower.

        2. Rights and Remedies on Event of Default. The Investors shall have the following rights and remedies during the continuance of an Event of Default.

            (a) During the continuance of an Event of Default, each of the Investors shall have the right, themselves or through any of their agents, with notice to Borrower (as provided below), with respect to any or all of the Collateral, by any available judicial procedure, or without judicial process (provided, however, that it is in compliance with the UCC), to declare all obligations evidenced by this Note immediately due and payable, cease advancing money or extending credit to or for the benefit of Borrower under this Note, and to exercise any and all rights afforded to a secured party under the UCC or other applicable law. Without limiting the generality of the foregoing, each of the Investors shall have the right to sell or otherwise dispose of all or any part of the Collateral, either at public or private sale, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such terms and conditions, all as the Investors, in their reasonable discretion, may deem advisable, and any Investor shall have the right to purchase at any such sale. Borrower agrees that a notice sent at least fifteen (15) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made shall be reasonable notice of such sale or other disposition. The proceeds of any such sale, or other Collateral disposition shall be applied, first to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like, and to the Investors' reasonable attorneys' fees and legal expenses, and then to the Secured Obligations and to the payment of any other amounts required by applicable law, after which the Investors shall account to Borrower for any surplus proceeds. If, upon the sale or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Investors are legally entitled, Borrower shall be liable for the deficiency, together with interest thereon, and the reasonable fees of any attorneys the Investors employ to collect such deficiency; provided, however that the foregoing shall not be deemed to require the Investors to resort to or initiate proceedings against the Collateral prior to the collection of any such deficiency or other amount directly from Borrower.

            (b) Borrower appoints all Investors, and any of their respective officers, employees or agents, with full power of substitution, as Borrower's true and lawful attorney-in-fact, effective as of the date hereof, with power, in their own name or in the name of Borrower, during the continuance of an Event of Default; (i) to endorse any notes, checks, drafts, money orders, or other instruments of payment in respect of the Collateral that may come into the Investors' possession; (ii) to sign and endorse any drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to Collateral; (iii) to pay or discharge taxes or Liens at any time levied or placed on or threatened against the Collateral; (iv) to demand, (v) collect, issue receipt for, compromise, settle and sue for monies due in respect of the Collateral; (vi) to notify persons and entities obligated with respect to the Collateral to make payments directly to the Investors; and,
(vii) generally, to do, at the Investors' option and at Borrower's expense, at any time, or from time to time, all acts and things which the Investors reasonably deem necessary to protect, preserve and realize upon the Collateral and the Investors' security interest therein to effect the intent of this Note, all as fully and effectually as Borrower might or could do; and Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney shall be irrevocable as long as any of the Secured Obligations are outstanding.

            (c) All of the Investors' rights and remedies with respect to the Collateral, whether established hereby or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

            (d) The rights of the Investors under this Note with respect to any Collateral and the enforcement of the security interests and associated rights hereunder may be exercised jointly by all Investors or singly by any Investor representing a majority of the then outstanding principal sum of this Note.

            (e) Except as set forth in Section E.2(d) above, any Investor may bring suit against Borrower to enforce the provisions of this Note, including any suit against Borrower to collect amounts due such Investor under this Note.

F. Restrictions on Transfer and Compliance with Securities Act; Investor Representations and Warranties.

        1. Certificates. Certificates representing any of the shares of Common Stock acquired pursuant to the provisions of this Note shall have endorsed thereon the following legends, as appropriate.

            (a) Such shares of Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), nor qualified (if necessary) under applicable state securities laws and consequently will have the following legend:

        "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

            (b) Any legend required to be placed thereon by any applicable state securities laws.

            (c) Each Investor, by acceptance hereof or by making any Advances hereunder, agrees that this Note and the shares of Common Stock to be issued upon conversion pursuant to the terms hereof are being acquired solely for his own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof and that he will not offer, sell or otherwise dispose of this Note or any shares of Common Stock to be issued upon conversion pursuant to the terms hereof except under circumstances which will not result in a violation of the Securities Act or of applicable state securities laws.

            (d) Each Investor, by acceptance hereof, represents that such Investor is (i) an accredited investor within the meaning of Rule 501 under the Securities Act and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the purchase of this Note and can bear the economic risk of his investment; (ii) aware of the Borrower's business affairs and financial condition; and (iii) aware that this Note has not been registered under the Securities Act in reliance upon a specific exemption therefrom.

            (e) Subject to the preceding, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to Borrower. Thereupon, a new Note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the Investors or their transferees set forth on Exhibit A.

G.      Covenants.

        1. Warrants. Borrower shall issue to the Investors pro rata warrants to purchase a maximum of 2,571,428 shares of Borrower's Common Stock (the "Warrant Shares") at an exercise price of $0.01 per share, in the form set forth on Exhibit B hereto, as follows: (i) on the date hereof, Borrower shall issue to Meier and Bosch warrants to purchase a total of 642,857 shares, representing

25% of the Warrant Shares; (ii) on the date hereof, Borrower shall issue to Meier and Bosch warrants to purchase a total of 321,428 shares, in consideration of the Initial Advances; and (iii) Borrower shall issue to each Investor, at the time an Advance is made by such Investor, a warrant to purchase the number of shares of Common Stock pursuant to the following formula:

                  N   =         A         x     1,928,571
                           -----------
                           6,000,000

                  where:

                  A = amount of each Advance

                  N = number of shares of Common Stock purchasable

        2. Negative Covenants. So long as any principal amount of this Note remains outstanding, Borrower shall not, without the consent of the holders of a majority of the outstanding principal amount of this Note: (i) except as contemplated by this Note, amend its Articles of Incorporation or Bylaws in any manner adverse to the Investors, (ii) effect any liquidation, dissolution or winding up of Borrower, (iii) effect any Change of Control Event, (iv) create or assume any indebtedness for borrowed money that is pari passu (except for the Secured Promissory Notes issued by the Company that are outstanding as of the date hereof) or senior in right of payment to this Note, (except for equipment financing arrangements secured solely by the equipment purchased), (v) pay any dividends or other distributions on the capital stock of Borrower, or (vi) repurchase or redeem any capital stock, except from employees to the extent required under existing contracts.

H.      Other Provisions.

        1. Definitions. As used herein, the following terms shall have the following meanings:

            (a) "Collateral" means the property described on Exhibit D attached hereto.

            (b) "Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

            (c) "Intellectual Property Collateral" means:

                (i) Copyrights, Trademarks and Patents;

                (ii) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

                (iii) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

                (iv) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

                (v) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

                (vi) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

                (vii) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

            (d) "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, claim or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any agreement to give or refrain from giving a lien, mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, claim or other encumbrance of any kind.

            (e) "Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same.

            (f) "Permitted Liens" means: (i) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, or Liens arising out of judgments or awards against Borrower with respect to which Borrower at the time shall currently be prosecuting an appeal or proceedings for review;
(ii) Liens for taxes not yet subject to penalties for nonpayment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings and for which, to the extent required by generally accepted accounting principles then in effect, proper and adequate book reserves relating thereto are established by Borrower; (iii) purchase money security interests and Liens in connection with capital leases incurred in the ordinary course of business (to the extent such Liens are only on the leased property) or existing on after acquired property at the time of its acquisition by the Borrower; (iv) the Liens set forth on Schedule 2 hereto; and (v) leases and sublicenses of (but not security interests in) Borrower's property granted to others in the ordinary course of business.

            (g) "Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

            (h) "UCC" means the Uniform Commercial Code in effect from time to time in the relevant jurisdiction.

        2. Governing Law; Venue. This Note shall be governed by the laws of the State of California, without giving effect to conflicts of law principles. Borrower and the Investors agree that all actions or proceedings arising in connection with this Note shall be tried and litigated only in the state and federal courts located in the City and County of Santa Clara, State of California or, at the Investors' option, any court in which the Investors determine it is necessary or appropriate to initiate legal or equitable proceedings in order to exercise, preserve, protect or defend any of its rights and remedies under this Note or otherwise or to exercise, preserve, protect or defend its Lien, and the priority thereof, against the Collateral, and which has subject matter jurisdiction over the matter in controversy.

        3. Notices. Any notice or communication required or desired to be served, given or delivered hereunder shall be in the form and manner specified below, and shall be addressed to the party to be notified as follows:

               If to Meier:             Dieter Meier
                                        c/o Data Sound
                                        Wohllebgasse #6
                                        CH-8001 Zurich, Switzerland
                                                   or
                                        c/o Soundproof, Inc.
                                        5180 Linwood Drive
                                        Los Angeles, CA 90027

               If to Bosch:             Walter Bosch
                                        Fraumunsterstr. 9
                                        8001 Zurich, Switzerland

               With a copy to:          Epstein Becker & Green, P.C.
                                        250 Park Avenue
                                        New York, New York 10177
                                        Attention: Lowell Lifschultz, Esq.
                                        Fax: (212) 661-0989

               If to other Investors:   The address set forth on the counterpart
                                        signature page hereto.

               If to Borrower:          Euphonix, Inc.
                                        220 Portage Avenue
                                        Palo Alto, California  94306
                                        Attention: Jeffrey Chew
                                        Fax: (650) 846-1131

               With a copy to:          Wilson Sonsini Goodrich & Rosati,
                                        Professional Corporation
                                        650 Page Mill Road
                                        Palo Alto, California  94304-1050
                                        Attn: Page Mailliard, Esq.

                               Fax: (650) 493-6811

or to such other address as each party designates to the other by notice in the manner herein prescribed. Notice shall be deemed given hereunder if (i) delivered personally or otherwise actually received, (ii) sent by an internationally recognized overnight delivery service or (iii) sent via telecopy machine with a duplicate signed copy sent on the same day as provided in clause
(ii) above. Notice telecopied as provided in clause (iii) above shall be effective upon receipt of such telecopy if the duplicate signed copy is sent on the same date as such receipt pursuant to clause (ii) above. Notice given in any other manner described in this section shall be effective upon receipt by the addressee thereof; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.

        4. Investors' Rights; Borrower Waivers. The Investors' acceptance of partial or delinquent payment from Borrower hereunder, or the Investors' failure to exercise any right hereunder, shall not constitute a waiver of any obligation of Borrower hereunder, or any right of the Investors hereunder, and shall not affect in any way the right to require full performance at any time thereafter. Except as otherwise expressly provided herein, Borrower waives presentment, diligence, demand of payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. In any action on this Note, the Investors need not produce or file the original of this Note, but need only file a photocopy of this Note certified by the Investors to be a true and correct copy of this Note in all material respects.

        5. Severability. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is prohibited by or invalid under applicable law, it shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Note.

        6. Amendment Provisions. Except for changes to Exhibit A to reflect the amount of each Advance and related items, this Note may not be amended or modified, nor may any of its terms be waived, except by a written instrument signed by Borrower and the Investors who have advanced a majority of the outstanding principal amount of this Note; provided, however, that no such amendment shall, without the consent of each Investor to be affected thereby:
(i) except as expressly provided herein, extend the Maturity Date, (ii) reduce the principal amount of any Advance or the Maximum Principal Amount, (iii) decrease any interest rate under this Note, (iv) change the currency in which this Note is payable, (v) impair any rights of an Investor against Borrower upon any Event of Default, (vi) modify any of the conversion features of this Note or increase the Conversion Price or (vii) impair any Investor's blanket lien on Borrower's assets.

        7. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, Borrower and the Investors and their respective successors and assigns; provided, however, that Borrower's rights and obligations shall not be assigned or delegated without the Investors' prior written consent, given in their sole discretion, and any purported assignment or delegation without such consent shall be void.

        8. Headings. Section headings used in this Note have been set forth herein for convenience of reference only. Unless the contrary is compelled by the context, everything contained in each section hereof applies equally to this entire Note.

        9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

        10. No Usury. This Note is subject to the express condition that at no time shall the Borrower be obligated or required to pay interest hereunder at a rate which could subject the Investors to either civil or criminal liability as a result of being in excess of the maximum rate which the Borrower is permitted by law to contract or agree to pay. If, by the terms of this Note, the Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

        11. Attorneys' Fees. Should any litigation, enforcement or collection action be commenced between any of the parties to this Note under or in connection with this Note, the prevailing party in such litigation, enforcement or collection action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees in such litigation, enforcement or collection action which shall be determined by the court in such litigation, enforcement or collection action or in a separate action brought for that purpose. The provisions of this section shall survive the entry of any judgment or award and shall continue to apply with respect to any action to collect or recover any such judgment or award.

        12. Intercreditor Agreement. This Note is subject to the terms and conditions of an Intercreditor Agreement, dated of even date herewith (the "Intercreditor Agreement"), among Borrower, the Investors and certain other holders of Secured Promissory Notes issued by Borrower. In the event of any conflict between the provisions of Section 1 of the Intercreditor Agreement and any provision of this Note, the provision of such Section 1 shall govern and control.

                [Remainder of the Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the Borrower and each of the Investors has caused this Note to be duly executed on the date first written above.

                                        EUPHONIX, INC.

                                        By:    /s/ Jeffrey Chew
                                               --------------------------------
                                        Name:  Jeffrey Chew
                                        Title: Chief Executive Officer

                                        INVESTORS

                                        /s/ Dieter Meier
                                        ---------------------------------------
                                        Dieter Meier

                                        /s/ Walter Bosch
                                        ---------------------------------------
                                        Walter Bosch



                  [SIGNATURE PAGE TO SECURED PROMISSORY NOTE]

                                   SCHEDULE 1

        IN WITNESS WHEREOF, the undersigned individual or entity hereby agrees to make Advances (as defined in the Secured Promissory Note, dated November 29, 2001, (the "Note")), to which this signature page is appended, up to a maximum of $________, and further agrees that this signature page shall constitute a counterpart signature page to the Note, as a result of which the undersigned shall be a party to the Note and an Investor (as defined therein) thereunder, with all of the rights and obligations of an Investor set forth therein, including the obligation to advance the undersigned's pro rata portion of any Advance requested by the Borrower within three (3) business days of the date of the request.

                                        INVESTOR


                                        Name:
                                                  ------------------------------

                                        Signature:
                                                  ------------------------------

                                        Date:
                                                  ------------------------------

                                        Amount:
                                                  ------------------------------

                                        Address:
                                                  ------------------------------


            [COUNTERPART SIGNATURE PAGE TO SECURED PROMISSORY NOTE]

                                   SCHEDULE 2

                                 EXISTING LIENS

        1. Secured Promissory Note, dated February 22, 2000, by and between Euphonix, Inc. and Dieter Meier, Walter Bosch, Milton Chang, Stephen
            D. Jackson, ONSET Enterprise Associates, L.P. and ONSET Enterprise Associates III, L.P.

        2. Secured Promissory Note, dated April 14, 2000, by and between Euphonix, Inc. and Dieter Meier, Walter Bosch, ONSET Enterprise Associates, L.P. and ONSET Enterprise Associates III, L.P.

        3. Secured Promissory Note, dated September 7, 2000, by and between Euphonix, Inc. and Walter Bosch.

        4. Secured Promissory Note, dated December 29, 2000, by and between Euphonix, Inc. and Dieter Meier, Walter Bosch, ONSET Enterprise Associates, L.P., ONSET Enterprise Associates III, L.P. and the Jackson Trust dated 5/31/2000.

        5. Secured Promissory Note, dated March 15, 2001, by and between Euphonix, Inc. and Dieter Meier and Walter Bosch.

                                    EXHIBIT A

                              SCHEDULE OF ADVANCES

        The information set forth on this Exhibit A to the Secured Promissory Note, dated November 29, 2001, shall be amended to reflect all Advances made to Borrower hereunder.

                                                                 AGGREGATE PRO
 NAME OF                                                         RATA SHARE OF         CONVERSION
 INVESTOR           DATE OF ADVANCE       AMOUNT OF ADVANCE       ALL ADVANCES            PRICE
 --------           ---------------       -----------------      -------------         ----------
Walter Bosch       November 29, 2001           $150,000
Dieter Meier       November 29, 2001           $850,000

Totals:            At November 29, 2001       $1,000,000

                                    EXHIBIT B

                          FORM OF COMMON STOCK WARRANT

                                    EXHIBIT C

                            FORM OF VOTING AGREEMENT

                                    EXHIBIT D

                        COLLATERAL DESCRIPTION ATTACHMENT
                           TO SECURED PROMISSORY NOTE

        All personal property of Borrower (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created, written, produced or acquired, including, but not limited to:

        (1) all accounts receivable, accounts, chattel paper, contract rights (including, without limitation, royalty agreements, license agreements and distribution agreements), documents, instruments, money, deposit accounts and general intangibles, including, without limitation, returns, repossessions, books and records relating thereto, and equipment containing said books and records, all investment property, including securities and securities entitlements;

        (2) all software, computer source codes and other computer programs (collectively, the "Software Products"), and all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, United States of America and foreign, obtained or to be obtained on or in connection with the Software Products, or any parts thereof or any underlying or component elements of the Software Products together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of the Investors to sue in their own name and/or the name of the Debtor for past, present and future infringements of copyright;

        (3) all goods, including, without limitation, equipment and inventory (including, without limitation, all export inventory);

        (4) all guarantees and other security therefor;

        (5) all trademarks, service marks, trade names and service names and the goodwill associated therewith including, without limitation, the following:

                      Reel Feel(TM)
                      Clear Displays(TM)
                      Track Panner(TM)
                      SnapShot Recall(TM)
                      DSC(TM) (Digital Studio Controller)
                      Hyper-Surround(TM)
                      Total Automation(TM)
                      Mixview(TM)

        (6) (a) all patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (including, without limitation, United States Patents Nos. 5524060, 5402501, 5399820, 5677959 and

6,057,829 and applications for United States patents for (i) Multiple Driver Rotary Control for Audio Processors or Other Uses, (ii) Functional Panel for Audio Mixer, and (iii) Plug-in Modules for Digital Signal Processor Functionalities), (b) licenses pertaining to any patent whether Debtor is licensor or licensee, (c) all income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (d) the right (but not the obligation) to sue for past, present and future infringements thereof, (e) all rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (f) the reissues, divisions, continuations, renewals, extensions and continuations-in-part with any of the foregoing (all of the foregoing patents and applications and interests under patent license agreements, together with the items described in clauses (a) through (f) in this paragraph are sometimes herein individually and collectively referred to as the "Patents");

        (7) all rights in and to (i) the on-air mixing consoles of the Series CS3000B, (ii) mixer hardware software designs, (iii) Real Time(TM) software design, and (iv) analog and digital audio hardware design expertise; and

        (8) all products and proceeds, including, without limitation, insurance proceeds, of any of the foregoing.

Notwithstanding the foregoing, the grant of a security interest as provided herein shall not extend to, and the term "Collateral" shall not include, any contractual, license or lease rights or interests in which Borrower is the grantee, licensee or lessee thereunder to the extent that Borrower, whether by law or by the terms of such contract, license or lease, is not permitted to assign or grant a security in interest in its rights thereunder without the consent of the other party thereto.


                                      -2-